Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-281011

$600,000,000

5.15% First and Refunding Mortgage Bonds,

Series 2024D, Due 2029

SUMMARY OF TERMS

Security:	5.15% First and Refunding Mortgage Bonds, Series 2024D, Due 2029 (the “Reopened Series 2024D Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$600,000,000. Upon settlement, the Reopened Series 2024D Bonds will form a part of the same series as, and will be fungible with, the Issuer’s outstanding $600,000,000 5.15% First and Refunding Mortgage Bonds, Series 2024D, Due 2029, issued on March 1, 2024 (the “Original Series 2024D Bonds”). The aggregate principal amount of this series of bonds will be $1,200,000,000.

Expected Ratings of Securities*:	A2 / BBB+ / A- (Stable / Negative / Stable) (Moody’s / S&P / Fitch)

Trade Date:	February 24, 2026

Settlement Date**:	March 2, 2026 (T+4)

Maturity:	June 1, 2029

Benchmark US Treasury:	3.500% due February 15, 2029

Benchmark US Treasury Price:	100-03 1⁄4

Benchmark US Treasury Yield:	3.463%

Spread to Benchmark US Treasury:	T + 75 bps

Reoffer Yield:	4.213%

Coupon:	5.15%

Coupon Payment Dates:	June 1 and December 1

First Coupon Payment Date:	June 1, 2026

Public Offering Price:	102.745% of Principal Amount (plus $7,810,833.33 of accrued interest from and including December 1, 2025 to but excluding the Settlement Date)

Optional Redemption:

Callable at any time prior to May 1, 2029 in whole or in part, at a “make whole” premium of 15 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after May 1, 2029, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400JC8/US842400JC81

Joint Book-running Managers:

BMO Capital Markets Corp. (“BMO”)

Mizuho Securities USA LLC (“Mizuho”)

MUFG Securities Americas Inc. (“MUFG”)

Wells Fargo Securities, LLC (“Wells Fargo”)

BNY Mellon Capital Markets, LLC

PNC Capital Markets LLC

SG Americas Securities, LLC

Co-managers:

Blaylock Van, LLC

CAVU Securities LLC

C.L. King & Associates, Inc.

Drexel Hamilton, LLC

Independence Point Securities LLC

MFR Securities, Inc.

Siebert Williams Shank & Co., LLC

Telsey Advisory Group LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2024D Bonds on the Trade Date or the following two business days will be required, by virtue of the fact that the Series 2024D Bonds initially will not settle in T+1, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BMO, Mizuho, MUFG or Wells Fargo can arrange to send you the prospectus and prospectus supplement if you request them by calling BMO at 1-888-200-0266, Mizuho at 1-866-271-7403, MUFG at 1-877-649-6848 or Wells Fargo at 1-800-645-3751.